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                                                               Exhibit 3(i).1(b)


                            CERTIFICATE PURSUANT TO
               NEVADA REVISED STATUTES SECTIONS 78.207 AND 78.209

                                       OF

                             PURCHASEPRO.COM, INC.

     The undersigned, being the duly elected President and Secretary of PURCHASEPRO.COM, INC., a Nevada corporation (the "Corporation"), in compliance with the provisions of Sections 78.207 and 78.209 of the Nevada Revised Statutes, and being authorized and directed by the Board of Directors (the "Board") of the Corporation to do so, does hereby certify that:

     1. Pursuant to Section 78.207 of the Nevada Revised Statutes, the Board has adopted a resolution, dated as of April 30, 2002, whereby it has approved a five-for-one reverse stock split ("reverse stock split)", which will give rise to the reduction of the current number of authorized shares of common stock and, concomitantly, the reduction of the current number of issued and outstanding shares of common stock (the "Change").

     2. The current number of authorized shares of common stock of the Corporation is one-hundred ninety million (190,000,000) shares with a par value of $0.01 per share.

     3. The authorized number of shares of common stock of the Corporation after the Change will be thirty-eight million (38,000,000) shares with a par value of $0.01 per share.

     4. One (1) share of the Corporation's common stock will be issued and outstanding after the Change for each five (5) shares of the Corporation's common stock issued and outstanding prior to the Change.

     5. The Change does not require the approval of the stockholders of the Corporation.

     6. The Change shall be effective as of 5:00 P.M. Pacific Standard Time on May 14, 2002.

     DATED this 9th day of May, 2002.



     /s/ Scott E. Wiegand
     ---------------------------------------
     Scott E. Wiegand, Senior Vice President,
          General Counsel and Secretary